Exhibit 10.32

August 8, 2011
Mr. Frederick Davis Chief Financial Officer [home address] Agreement regarding termination of employment
CHC Helicopter 4740 Agar Drive, Richmond, BC V7B 1A3 Canada T 604.276.7500 F 604.232.8341 www.chc.ca

Dear Rick:

I am writing further to our discussions about your future at CHC Helicopter in light of the needs of the business going forward. I believe what follows sets out the agreement between us.

In this letter the following terms have the following meanings:

“CaymanCo” means 6922767 Holding (Cayman) Inc., a company incorporated under the laws of the Cayman Islands;

“CHC” means CHC Helicopter S.A., a company incorporated pursuant to the laws of Luxemburg;

“CHC Helicopter” means the group comprised of the direct and indirect subsidiaries of CHC;

“Consulting Agreement” means the agreement attached hereto as Annex A whereby you will provide consulting services as required for the term of three (3) months from the Termination Date;

“Employment Agreement” means the contract of employment between you and Heli-One dated September 16, 2008;

“Heli-One” means Heli-One Canada Inc., a corporation incorporated pursuant to the laws of Canada;

“Note” means the promissory note issued by you to FR Horizon Topco S.à.r.l. dated September 16, 2008 evidencing indebtedness of US$235,291.82;

“Option” has the meaning ascribed thereto in the Plan;

“Option Agreement” means the option agreement between you and CaymanCo dated September 16, 2008;

“Ordinary B Shares” means the non-voting ordinary B shares having a par value of $1.00 each in the capital of CaymanCo;

“Plan” means the 6922767 Holding (Cayman) Inc. Share Incentive Plan;

“Rollover Options” means the 331,050 Options granted to you under the Rollover Option Agreement;

“Rollover Option Agreement” means the rollover option agreement between CaymanCo and you effective as of September 16, 2008;

“SERP” means the amended and restated supplemental retirement plan agreement made April 30, 2007 between you and CHC Helicopters International Inc.;

“SERP Waiver” means the waiver and consent to the amendment of the amended and restated supplemental retirement plan agreement between CHC Helicopters International Inc. and you dated September 15, 2010.

“Shareholders Agreement” means the management shareholders agreement among CaymanCo and the management shareholders of CaymanCo dated as of September 16, 2008;

“Special A Shares” means the special A shares having a par value of $0.01 each in the capital of CaymanCo;

“Special A Share Subscription Agreement” means the agreement pursuant to which you subscribed for 80,000 Special A Shares effective as of September 16, 2008;

“Taxation” or “Tax” means all forms of taxation, duties, imposts, charges, withholdings, contributions, impositions and levies whatsoever and whenever imposed and whether of Canada or elsewhere and without prejudice to the generality of the foregoing includes:

(a)     income tax, capital gains tax, inheritance tax, value added tax, national insurance and social security contributions, withholding taxes and any payment whatsoever which any person may be or becomes legally bound to make to any Tax Authority or other person as a result of any entitlement relating to Taxation (whether or not such liability is primarily imposed upon that person or another person and whether or not that person may have any right of relief or reimbursement) and any other taxes, duties, levies or imposts supplementing or replacing any of the foregoing; and

(b) all interest, fines or penalties in respect of and relating to any of the foregoing; “Tax Authority” means any government or other authority whatsoever competent to impose, collect or administer any Tax whether in Canada, Luxemburg, the Cayman Islands or any other jurisdiction;

“Tax Liability” means a liability of you, Frederick Davis, to make any payment of or in respect of Tax whether or not such liability is contingent; and

“Termination Date” means August 5, 2011 being your last day of active employment with Heli-One.

1.      Your base salary and benefits shall remain as contemplated in the Employment Agreement until the Termination Date.

2.      In your last regular payroll, you will receive in addition to your regular wages and benefits payment for fifteen (15) days of unused vacation, less any days actually taken between now and the Termination Date.

3.      Following the termination of your employment:

a.       the termination will be treated as a termination without cause and, provided you execute as of the Termination Date the release in the form attached hereto as Annex B, you will receive all of the payments and entitlements detailed in Section 5.4 of the Employment Agreement, payable within ten (10) days after the payroll cycle following the execution of this letter agreement.

b.       For greater certainty, the payments to be made pursuant to a. hereof are:

(i)      $35,411 being the bonus accrual provided for in 5.4 (a)(ii);

(ii)     $800,000, being 24 month base salary as provided for in 5.4 (a)(iv) (1);

(iii)    $275,000 being the bonus amount provided for 5.4 (a)(iv) (2).

c.       all of your Rollover Options shall continue to be vested and exercisable in accordance with the provisions of Section 5 of the Rollover Option Agreement;

d.       CaymanCo shall permit you to retain your 458,266 Ordinary B Shares and shall not redeem them with the intent that you shall be entitled to receive at any Exit Event or Final Exit the Fair Value, if any, of such Ordinary B Shares as of the date of any such Exit Event or Final Exit; as the case may be;

e.       40% (1,780,870) of the Options granted to you under the Option Agreement will, in accordance with the Option Agreement and the Plan, remain outstanding and continue to be exercisable by you in accordance with the provisions of Section 5 of the Option Agreement;

f.        in accordance with the terms of the SERP and the SERP Waiver, we will establish a Retirement Compensation Arrangement as required by subsection 8(b) of the SERP.

g.       notwithstanding anything to the contrary in the Option Agreement and the Plan, in consideration of your agreement not to request that CaymanCo redeem or otherwise purchase any of your Ordinary B Shares on the termination date of August 5, 2011 and entering into the Consulting Agreement, and subject to you abiding by the terms of the Consulting

          Agreement, at the end of the Term (as defined in the Consulting Agreement) (i) a further 20% (890,435) of the Options granted to you under the Option Agreement shall vest and (ii) 60% (48,000) of the Special A shares may be retained by you and not redeemed by CaymanCo, with the result that as of the Termination Date, assuming compliance with the terms of the Consulting Agreement, 60% (2,671,305) of the Options granted shall have vested and the remaining 40% shall have been cancelled as at August 5, 2011; and 60% (48,000) of the Special A Shares issued to you shall be retained by you and not redeemed by CaymanCo with the intent that you shall be entitled to receive at any Exit Event or Final Exit the Fair Value, if any, of such retained Special A Shares as of the date of any such Exit Event or Final Exit Event as the case may be. The balance of all Special A Shares held by you shall have been redeemed for their par value in accordance with the terms of the Plan and the Special A Share Subscription Agreement as at August 5, 2011.

4.  You will continue to be obligated by the terms of the Note including, without limitation, the obligation to pay interest thereon. You agree that any balance owing under the Note including all accrued but unpaid interest may be deducted from any payment to you in respect of the Special A Shares on an Exit Event and you hereby authorize and direct CaymanCo acting as your agent to deduct any such sum from any such payment to you and pay the same to FR Horizon Topco S.à.r.l. on your behalf in satisfaction of your obligations under the Note.

No party shall make any public announcement concerning this agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed) except as required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange) or by any court or other authority of competent jurisdiction.

No variation to this agreement shall be valid unless in writing and agreed by all parties to the agreement.

The terms of this letter shall be governed and construed in accordance with the laws of British Columbia and the parties hereby submit to the exclusive jurisdiction of the courts of British Columbia to deal with any dispute arising from or in connection with the terms of this letter.

Please review this letter carefully. The contents of this letter and the written agreements between you and certain of our affiliates constitute the whole of the agreements between us and between you and such affiliates. No oral discussions in respect of the matters detailed in this letter will have any force or effect or be binding upon us or you.

As these are important matters for you, we recommend that you obtain independent legal advice in connection with these matters.

Please sign below and return a copy of this letter to me to confirm your acceptance of the terms set out herein. We wish you success with your future endeavours.

Yours truly,

William J. Amelio
President & Chief Executive Officer

I hereby confirm and agree the contents of this letter.

August 18th, 2011

Witness	Frederick Davis

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